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FOR IMMEDIATE RELEASE

CME Group Announces Five-for-One Stock Split

CHICAGO, May 24, 2012 – CME Group, the world’s leading and most diverse derivatives marketplace, today declared a five-for-one split of its common stock, in the form of a 400 percent stock dividend. The dividend will be paid on July 20, 2012, to shareholders of record on July 10, 2012.

“We believe that splitting CME Group stock will appeal to a broader, more diverse mix of investor portfolios,” said CME Group Executive Chairman and President Terry Duffy. “By making our shares attractive to more people, we have potential to further expand the base of ownership.”

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk.  CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate.   CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago.  CME Group also operates CME Clearing, one of the largest central counterparty clearing services in the world, which provides clearing and settlement services for exchange-traded contracts, as well as for over-the-counter derivatives transactions through CME ClearPort®. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk in both listed and over-the-counter derivatives markets.

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex, E-mini and CME ClearPort are trademarks of Chicago Mercantile Exchange Inc.  CBOT and Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago.  NYMEX and New York Mercantile Exchange are trademarks of New York Mercantile Exchange, Inc.  COMEX is a trademark of Commodity Exchange, Inc.  All other trademarks are the property of their respective owners.  Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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